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                                                                    EXHIBIT 10.4

                                SUPPLY AGREEMENT

      THIS SUPPLY AGREEMENT (this "AGREEMENT") made as of the 1st day of April, 2004 (the "EFFECTIVE DATE"), by and between Cardinal Health PTS, LLC, a Delaware limited liability company ("CARDINAL"), and Adams Laboratories, Inc., a Texas corporation, d/b/a Adams Respiratory Therapeutics ("ADAMS").

                                    RECITALS

      1. Concurrent with executing this Agreement, Cardinal and Adams are completing the closing of that certain Asset Purchase Agreement between Cardinal and Adams dated March 24, 2004 ("ASSET PURCHASE AGREEMENT") providing for the purchase by Cardinal from Adams of certain assets related to manufacturing activities.

      2. In connection with the Asset Purchase Agreement, Adams has agreed to enter into this Agreement pursuant to which Cardinal will be the exclusive supplier of certain drug products for Adams.

      NOW, THEREFORE, in consideration of the premises, which are incorporated herein by reference, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, it is agreed between the parties as follows:

                             ARTICLE I - DEFINITIONS

      1.1 "ACT" shall mean the Federal Food, Drug, and Cosmetic Act located at 21 U.S.C. Sections. 301 to 397 (2000), as it may be amended from time to time, and regulations promulgated thereunder.

      1.2 "AFFILIATE" as applied to Cardinal or Adams shall mean any legal entity other than Cardinal or Adams, as the case may be, in whatever country organized, controlling, controlled by or under common control with Cardinal or Adams. An entity is deemed to be in control of another entity (controlled entity) if the former owns directly or indirectly at least fifty percent (50%), or the maximum percentage allowed by law in the country of the controlled entity, of the outstanding voting equity of the controlled entity (or other equity or ownership interest if such controlled entity is other than a corporation) or otherwise has the power to direct or cause the direction of the management of the controlled entity.

      1.3 "ALTERNATE FACILITY" shall mean a processing site of Cardinal or one of its Affiliates other than the Facility, as designated by Cardinal and approved by Adams, such approval not to be unreasonably withheld or delayed.

      1.4 "BATCH" shall mean the regular manufacturing increment of Drug Product pursuant to the Specifications.

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      1.5 "CGMPS" shall mean all applicable current Good Manufacturing Practices promulgated by the FDA pursuant to the Act.

      1.6 "CONTRACT YEAR" shall mean a twelve (12) consecutive month period commencing on April 1, 2004, and each succeeding April 1 during the term of this Agreement.

      1.7 "DRUG PRODUCTS" shall mean any Mucinex(R), Mucinex(R) D, Mucinex(R) DM products, AlleRx(R) products, Aquatab(R) products and any and all other prescription or over-the-counter pharmaceutical or health-related products for which Adams has, as of the date hereof, the right to market or sell; provided, however, that "Drug Products" shall exclude any and all liquid products for which, as of the Effective Date, Adams has the right to market or sell.

      1.8 "FACILITY" shall mean Cardinal's manufacturing site located in Fort Worth, Texas, or such other Cardinal facility designated by Cardinal and approved in writing by Adams, such approval not to be unreasonably withheld or delayed.

      1.9 "FDA" shall mean the United States Food and Drug Administration, or any successor entity thereto.

      1.10 "NEW DRUG PRODUCTS" shall mean any prescription or over-the-counter pharmaceutical or health-related products or product kits for which Adams acquires the right to market or sell during the term of this Agreement.

      1.11 "SPECIFICATIONS" shall mean the written specifications for the manufacturing and packaging of the Drug Products attached hereto as Exhibit A and made a part hereof, as such document may be revised by Adams and agreed to by Cardinal from time to time during the term of this Agreement.

      1.12 "STARTING MATERIALS" shall mean (a) those consigned finished goods components for inclusion in drug product kits, and (b) such other materials as the parties hereto shall agree on in writing from time to time, which Adams shall deliver to Cardinal.

      1.13 "THIRD PARTY" means any person, firm or corporate body other than Adams, Cardinal, an Adams Affiliate or a Cardinal Affiliate.

                      ARTICLE II - OWNERSHIP OF PROPRIETARY
                         INFORMATION AND CONFIDENTIALITY

      2.1 Grant of License. Subject to the terms and conditions hereinafter set forth and except as otherwise provided herein, Adams hereby grants Cardinal a non-exclusive, worldwide, non-transferable, royalty - free license to use Adams' intellectual property rights with respect to each of the Drug Products, including without limitation Adams' patents, copyrights, trademarks, trade secrets and know-how solely in connection with the performance by Cardinal of the manufacturing services hereunder. Cardinal acknowledges that all right, title and interest in the Drug Products and all Adams Confidential Information (as hereinafter defined) shall remain

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vested solely in Adams. All rights not expressly granted to Cardinal herein are hereby reserved by Adams and such reserved rights may be exercised by Adams concurrently with the rights licensed by Cardinal hereunder.

      2.2 Retention of Intellectual Property Rights. Adams acknowledges and agrees that Cardinal owns certain intellectual property rights related to Cardinal's manufacturing processes and that Cardinal is not transferring any such rights to Adams.

      2.3 Confidentiality.

            (a) Whether or not disclosed prior to or after the date hereof, Adams shall not disclose to any person (other than Cardinal or any Cardinal Affiliate) in any manner, directly or indirectly, any confidential or proprietary information or data of Cardinal or any Cardinal Affiliate whether of a technical or commercial nature ("CONFIDENTIAL INFORMATION"), or use or assist any person (other than any Cardinal Affiliates) to use, in any manner, directly or indirectly, any Confidential Information, excepting only use of such data or information as is at the time generally known to the public and which did not become generally known through the breach of any provisions of this Agreement. As used in this Agreement, Confidential Information includes but is not limited to any and all (i) computer software proprietary to any Cardinal Affiliate, together with all documentation for any such software, (ii) confidential, proprietary or trade secret information submitted to any Cardinal Affiliate in confidence by its suppliers, employees, consultants, customers or others, and
(iii) information of any Cardinal Affiliate concerning operations, customers or prospects, terms and conditions of sale and prices, technical knowledge relating to customer requirements, and knowledge of markets for its products and services. Adams acknowledges that all information, whether falling within the above definition or otherwise (unless specifically excepted above), shall be presumed to be Confidential Information if any Cardinal Affiliate takes measures designed to prevent it, in the ordinary course of business, from being available to persons other than those selected by Cardinal Affiliates to have access thereto for limited purposes. All information disclosed to Adams or its Affiliates or to which Adams or its Affiliates obtains access, which such person has reasonable basis to believe to be Confidential Information, or which such person has reasonable basis to believe that any Cardinal Affiliate treats as being Confidential Information, shall be presumed to be Confidential Information. Notwithstanding the foregoing, this Section 2.3(a) shall not restrict Adams from using or disclosing information related to Cardinal or any Cardinal Affiliate properly obtained in the course of other business relationships for any proper purpose otherwise permitted.

            (b) Whether or not disclosed prior to or after the date hereof, the Cardinal Affiliates shall not disclose to any person in any manner, directly or indirectly, any confidential or proprietary information or data of Adams whether of a technical or commercial nature ("ADAMS CONFIDENTIAL INFORMATION"), or use or assist any person (other than Adams or any of Adams's Affiliates) to use, in any manner, directly or indirectly, any Adams Confidential Information, excepting only use of such data or information as is at the time generally known to the public and which did not become generally known through the breach of any provisions of this Agreement. As used in this Agreement, Adams Confidential Information includes but is not limited to any and all (i) computer software proprietary to Adams, together with all documentation for any such software,
(ii) confidential, proprietary or trade secret information

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submitted to Adams in confidence by its suppliers, employees, consultants, customers or others, and (iii) information of Adams or any of its Affiliates concerning operations, customers or prospects, terms and conditions of sale and prices, technical knowledge relating to customer requirements, and knowledge of markets for its products and services. Cardinal acknowledges that all information, whether falling within the above definition or otherwise, shall be presumed to be Adams Confidential Information if Adams or any of its Affiliates takes measures designed to prevent it, in the ordinary course of business, from being available to persons other than those selected by Adams or its Affiliates to have access thereto for limited purposes. All information disclosed to Cardinal Affiliates or to which Cardinal Affiliates obtain access, which such person has reasonable basis to believe to be Adams Confidential Information, or which such person has reasonable basis to believe Adams or its Affiliates treats as being Adams Confidential Information, shall be presumed to be Adams Confidential Information.

            (c) Cardinal shall have no right to use Seller Proprietary Rights (as such term is defined in the Asset Purchase Agreement) except as reasonably necessary to perform its obligations hereunder, under an agreement relating to New Drug Products or as otherwise authorized by Adams. Adams acknowledges that Transferred Know-How (as such term is defined in the Asset Purchase Agreement) does not constitute Adams Confidential Information and nothing in this Agreement shall limit Cardinal's rights relating to Transferred Know-How.

                      ARTICLE III - SUPPLY OF DRUG PRODUCTS
                              AND NEW DRUG PRODUCTS

      3.1 Supply of Drug Products. Adams will purchase exclusively from Cardinal, and Cardinal will be the exclusive, worldwide supplier to Adams for, all of Adams' and its Affiliates' requirements of Drug Products for the term of this Agreement. Sales of Drug Products by Affiliates of Adams or Adams' development or marketing collaborators shall be deemed to be made by Adams for this purpose, and Cardinal may assign to those of its Affiliates approved in writing by Adams, as appropriate, responsibilities for compliance or partial compliance with Cardinal's responsibilities hereunder, such approval not to be unreasonably withheld or delayed.

      3.2 Supply of New Drug Products;* . Concurrent with the Closing under the Asset Purchase Agreement, the parties are entering into a Commercial Services Agreement (the "COMMERCIAL SERVICES AGREEMENT"). During the term of this Agreement, in connection with the supply of any New Drug Product required by Adams, Cardinal shall be the exclusive supplier to Adams of any such New Drug Product unless Cardinal (together with its Affiliates) does not then possess (or cannot reasonably be expected to possess within the applicable timeframe) the means to supply such New Drug Product to Adams. * In connection


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* Omitted information is the subject of a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933 and has been filed separately with the Securities and Exchange Commission.

with any New Drug Product, Adams shall submit to Cardinal a written request for a proposal specifying Adams's requirements for the New Drug Product, including reasonably prescribed specifications, standards for materials, quality, delivery, pricing and service support which shall be substantially identical to the corresponding terms of this Agreement except to the extent that the supply of such New Drug Product mandates otherwise (the "PERFORMANCE REQUIREMENTS"). Within sixty (60) days of the receipt of Adams' Performance Requirements, Cardinal shall submit a proposal to Adams for the manufacture and supply of, and provision of services in respect to, the New Drug Product including a production plan (which shall include a milestone schedule for production of any required testing and for commercial supply), proposed pricing and evidence of its ability to satisfy the Performance Requirements (the "SUPPLY PROPOSAL"). The parties shall then negotiate in good faith to reach agreement on applicable pricing and/or any changes to the Performance Requirements and on a supply agreement for the New Drug Product. Any such supply agreement shall include terms and conditions that are substantially identical to the corresponding terms and conditions set forth in this Agreement except (i) as provided above with respect to Performance Requirements, (ii) for provisions herein that directly relate to pricing based on profit sharing, (iii) Section 13.2(b) shall not apply, (iv) compensation and appropriate representations shall be provided in the event that Cardinal licenses or otherwise makes available to Adams proprietary rights of Cardinal (e.g., proprietary drug delivery systems), and (v) as otherwise agreed by the parties. If the parties do not reach an agreement for the supply of the New Drug Product within sixty (60) days of Adams' receipt of the Supply Proposal, then any unresolved matters shall be deemed to be a Dispute subject to resolution in accordance with Section 14.4. In the case of a New Drug Product or a finished goods component of a New Drug Product (i.e., a kit) which Cardinal is unable to manufacture, Adams will be free to source such New Drug Product or component, as the case may be, as a Starting Material from a Third Party. In case of a finished goods component of a New Drug Product sourced from a Third Party, Adams will procure and provide such Starting Material on consignment for inclusion by Cardinal in the kit.

      3.3 Failure to Supply. In order to ensure continuity of supply, in the event of a failure by Cardinal to supply Drug Products to Adams for a period of thirty (30) days, Adams and its Affiliates shall be entitled to make or have made a replacement supply of any affected Drug Product from a Third Party, without incurring any liability under this Agreement. In such event, Cardinal shall cooperate with Adams and such Third Party to effectuate the royalty-free and limited transfer of manufacturing know-how from Cardinal to Adams or such Third Party, as appropriate, to enable Adams or the Third Party to manufacture and package the affected Drug Product. Cardinal agrees to use commercially reasonable efforts to enable Adams or such Third Party to qualify and validate the Third Party's facilities and to enable the Third Party to manufacture and package the affected Drug Product(s). Notwithstanding the foregoing, the parties hereto acknowledge and agree that no such recourse to a Third Party shall take place so long as Cardinal or a Cardinal Affiliate shall have (x) a validated Alternate Facility at which the affected Drug Product(s) is(are) able to be readily manufactured and packaged in accordance with the Specifications, or (y) safety stock inventory of the affected Drug Product(s), in the case of each of
(x) and (y), sufficient to meet any Purchase Order of Adams for the Drug Products pursuant to Section 4.2 hereof. If Adams is forced to resort to a Third Party supplier, Cardinal shall provide Adams with sixty (60) days' prior written notice of the date it will be able to re-commence manufacturing Drug Product. Such Third Party shall be entitled to continue to

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manufacture and supply normal quantities of the affected Drug Product(s) to
Adams until the expiration of such sixty (60) days' notice, upon which date manufacturing and supply operations in respect of the affected Drug Product(s) shall be transferred back to Cardinal and the royalty-free and limited transfer of manufacturing know-how from Cardinal to Adams or such Third Party shall be terminated. In the event that Adams obtains any Drug Product from a Third Party upon occurrence of any manufacturing and/or supply interruption pursuant to this
Section 3.3, then Cardinal shall reimburse Adams for the reasonable cost of such Drug Product, including without limitation, the cost of validating the manufacture and packaging of the Drug Products by or in connection with a Third Party. Notwithstanding the foregoing, if Cardinal's inability to supply any Drug Product is attributable to a breach by Adams under the Asset Purchase Agreement or is attributable to the fault of Adams (including without limitation the provision by Adams of forecasts that do not provide Cardinal with a reasonable opportunity to expand and validate production capacity), then Adams shall bear all costs and related expenses incurred by Adams in connection with obtaining such Drug Product from a Third Party. In the event that Cardinal's inability to supply any Drug Product is attributable in part to the fault of Adams and in part to reasons other than the fault of Adams, then Cardinal shall be responsible for that portion of the costs and related expenses incurred by Adams that is reasonably allocable to the reasons other than the fault of Adams and Adams shall be responsible for the remaining costs and related expenses. For clarification, costs borne by Cardinal under this Section shall not constitute Cost of Goods for purposes of determining the sharing of Gross Profits and costs borne by Adams under this Section shall constitute Cost of Goods Sold for purposes of determining the sharing of Gross Profits. For example, if Cardinal bears the costs of a third party supplying Drug Products pursuant to this
Section 3.3, then the Cost of Goods for such Drug Products shall be deemed to be zero and, accordingly, the Gross Profits for such Drug Products shall be equal to the Net Sales of such Drug Products.

      3.4 Designated Facility. Cardinal shall manufacture the Drug Products for the worldwide market in the Facility or an Alternate Facility. Notwithstanding the foregoing, the parties hereto agree that the requirement to validate an Alternate Facility and the allocation of costs and expenses related thereto shall be borne as follows:

      (a) Cardinal shall validate an Alternate Facility for fluid bed drying (with capacity reasonably comparable to the capacity for fluid bed drying at the Facility) in accordance with the Specifications as soon as practicable after the effective date of this Agreement. The cost of validating the Alternate Facility for fluid bed drying shall be borne equally by the parties hereto.

      (b) Cardinal shall validate an Alternate Facility at which the Drug Products are able to be readily manufactured and packaged in accordance with the Specifications (other than the fluid bed drying pursuant to Section 3.4(a) above):

            (i) if Cardinal, on its own accord and for reasons unrelated to business decisions made by Adams, chooses to validate such Alternate Facility, in which case Cardinal agrees to and shall bear the cost of such validation,

            (ii) if the forecasts under Section 4.1 hereof demonstrate additional capacity at the Facility (located in Fort Worth) is required for Cardinal to fulfill its obligations to

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      Adams under this Agreement, or if Adams requires increased production capacity or desires such Alternate Facility for business reasons determined by Adams in its sole discretion, such that the Facility would not be able to accommodate Adams's requirements or Cardinal's obligations to Adams for the Drug Products or for such other business reasons of Adams, in which case Adams agrees to and shall bear the cost of such validation; or

            (iii) if the parties, for reasons other than as provided in clauses
      (i) and (ii) of this Section 3.4, mutually agree to arrange for Cardinal or a Cardinal Affiliate to validate such Alternate Facility, in which case the parties agree, in good faith, to negotiate the fair allocation of all costs associated with such validation, and

      (c) at Adams's sole cost and expense, Adams shall have the right, in its sole discretion, to validate a facility of its own at which the Drug Products are able to be readily manufactured and packaged in accordance with the Specifications.

      3.5 Regulatory Approval. Adams will be solely responsible for and will obtain all governmental approvals, permits and licenses necessary or desirable in connection with the testing, marketing, sale, advertising or distribution of the Drug Products in the United States and any other country.

                        ARTICLE IV - FORECASTS AND ORDERS

      4.1 Forecasts. In order to assist Cardinal in planning production, Adams shall provide Cardinal with a twelve (12) month rolling forecast of the quantities of Drug Products required by Adams, by month, for the following twelve (12) months. It is understood that such forecasts, after the third (3rd) month, are intended to be good faith estimates only, and shall not be binding upon Adams. Notwithstanding the foregoing, Adams shall be bound to purchase from Cardinal one hundred percent (100%) of those quantities of Drug Products set forth in each such forecast as being Adams' requirements of Drug Products for the first three (3) months of each twelve (12) month period. Further, the third
(3rd) month of any forecast may not vary by more than twenty percent (20%) of the quantity reflected in the prior forecast for the same time period. Cardinal shall be obligated to deliver, pursuant to Purchase Orders provided under
Section 4.2 of this Agreement, during the first two (2) months of a forecast up to one hundred percent (100%) of Adams' estimated purchases for each of those calendar months in the immediately preceding forecast and unless Cardinal so informs Adams that it would have problems in meeting Adams' forecasted requirements, during the third month in any forecast, pursuant to Purchase Orders provided under Section 4.2 of this Agreement, up to one hundred twenty percent (120%) of Adams' estimated purchases for that calendar month as set forth in the immediately preceding forecast. Cardinal shall further use commercially reasonable efforts to comply with Purchase Orders for Products in excess of such one hundred twenty percent (120%) amount; provided, however, that such inability to supply amounts in excess of one hundred twenty percent (120%) shall not constitute a breach of this Agreement by Cardinal. Cardinal shall, no later than ten (10) business days after receipt of each such forecast, notify Adams in writing of any prospective problems of which it is aware that might prevent it from meeting Adams' forecasted order quantities or estimated delivery dates.

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      4.2 Binding Purchase Orders. At least ninety (90) days prior to the date on which Adams desires to have Drug Product delivered, and together with each forecast referenced in Section 4.1, an authorized representative of Adams shall furnish to Cardinal a binding purchase order (each, a "PURCHASE ORDER") for the quantity (specified in terms of a whole number of Batches not less than an amount agreed upon in writing in good faith for each Drug Product) of Drug Products which Adams shall purchase and Cardinal shall deliver. Cardinal shall, within five (5) business days after its receipt of such Purchase Order, acknowledge such receipt and confirm that the Purchase Order can be supplied. Should Cardinal fail to do so, then the Purchase Order shall be deemed to have been accepted by Cardinal. Each such Purchase Order shall designate the quantity of Drug Products ordered and the date by which Cardinal must deliver the Drug Products to Adams.

      4.3 Excess Quantities; Changes in Purchase Requirements. Cardinal shall use commercially reasonable efforts to accommodate any Adams request for any Drug Product in excess of the quantities described in any previously-submitted Purchase Order, or for delivery of any Drug Product sooner than as otherwise provided in such Purchase Order; provided that, except to the extent included in the Cost of Goods, for quantities in excess of one hundred twenty percent (120%) Adams shall bear any and all additional costs or expenses (including but not limited to additional costs or expenses associated with transportation or insurance related to shipping the Drug Products above such cost and expense allocations set forth in Section 7.1 hereof) as a result of Cardinal's compliance with such request. Should Adams' business conditions necessitate reduction or delay in Purchase Order requirements, then Cardinal shall use commercially reasonable efforts to implement such requested changes; provided that Adams shall bear any and all additional costs or expenses (including but not limited to carrying costs or expenses associated with Raw Materials (as defined in Section 6.2 hereof) or finished goods inventory and additional costs or expenses associated with transportation or insurance related to shipping the Drug Products above such cost and expense allocations set forth in Section 7.1) as a result of Cardinal's compliance with such request. Notwithstanding the foregoing, Cardinal shall not take any action in response to any such requests which would result in charges to Adams in addition to those set forth in the respective Purchase Order without Adams' prior written consent. In the event that Adams' actual requirements during the first three months of a forecast for any Drug Product exceed the amounts specified in the Purchase Order(s) provided for such Drug Product for such time period pursuant to Section 4.2 and Cardinal and its Affiliates are unable to supply Adams with such actual requirements for such Drug Products, then Adams may obtain the amount of Drug Product that exceeds the amount that Cardinal and its Affiliates are able to supply from a Third Party. In such event, Cardinal shall cooperate regarding the royalty-free and limited transfer of manufacturing know-how as provided for in Section 3.3; provided, however, that (i) for quantities in excess of the amounts specified in the applicable Purchase Order(s) Cardinal shall not be responsible for any costs or expenses associated with arranging for or procuring Drug Product from the Third Party and (ii) Cardinal shall be entitled to receive its share of Gross Profits related to such Drug Products in the manner provided for in Exhibit C.

                            ARTICLE V - MANUFACTURING

      5.1 Specifications; Technical Assistance. Adams has delivered to Cardinal complete

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and accurate Specifications as identified in Exhibit A hereto for each Drug
Product. On and from the Effective Date and for a period of eighteen (18) months therefrom (the "TECHNICAL ASSISTANCE PERIOD"), Adams shall provide Cardinal with reasonable levels of technical assistance in respect of technical production issues relating to the manufacture, quality control, and supply of the Drug Products in accordance with the Specifications and the Production Procedures (as defined in Section 5.2 hereof), all at no cost to Cardinal. Adams' obligations under this Section 5.1 shall be limited to the assistance of certain specified employees of Adams which shall be located within the Facility during the Technical Assistance Period. Any costs and expense incurred by Adams's employees for such training, including, without limitation, all travel and other expenses, shall be borne by Cardinal. Should training be required at a location other than at the Facility, the cost of such technical assistance from such Adams's employees, including, for all reasonable travel, living and other expenses, shall be borne by Cardinal. Any technical assistance provided by Adams to Cardinal hereunder shall not impede the conduct of business by Adams. Following the expiration or earlier termination of the Technical Assistance Period, all technical assistance to Cardinal by Adams shall be charged at hourly rates consistent with industry standards. Nothing in this Section 5.1 shall eliminate or modify Cardinal's obligations to manufacture, package and supply the Drug Products in accordance with this Agreement.

      5.2 Quality Agreement. Cardinal shall manufacture all Drug Products in accordance with the Specifications and the Quality Agreement (defined below). If Cardinal or Adams should wish to change any of the Specifications, such party shall provide such proposed changes to the other at least ninety (90) days prior to implementation. All such changes must be approved in writing by both parties prior to being implemented and shall, if required, be subject to FDA approval. In the event that regulatory action or applicable law require changes in the Specifications then, subject to Adams' prior written agreement, Cardinal shall use commercially reasonable efforts to implement such changes as soon as reasonably practicable. Notwithstanding the foregoing, concomitantly with the Closing under the Asset Purchase Agreement, the parties hereto agree to and shall enter into a quality agreement in respect of the manufacture of the Drug Products (the "QUALITY AGREEMENT"); it being understood that any inconsistencies between this Section 5.2 and the Quality Agreement shall be governed by and determined in accordance with this Agreement.

      5.3 Compliance with Environmental Laws. Cardinal represents and warrants, and shall take all actions reasonably necessary to ensure, that the Facility, any Alternate Facility, the equipment and practices used to perform its responsibilities under this Agreement by or on behalf of Cardinal, or any of Cardinal's contractors of any rank (including, without limitation, environmental or safety and health consultants or waste management or disposal firms) will be during the term of this Agreement, in full compliance with all health, safety and environmental laws, statutes, ordinances, regulations, rules, permits and pronouncements. Cardinal assumes responsibility for disposing of any and all waste generated during the performance of its responsibilities under this Agreement (including, without limitation, during any manufacturing, storage and transportation activities) in accordance with all legal and professional standards. Notwithstanding anything to the contrary herein, (a) should Cardinal and/or any Cardinal contractor fail to comply with the obligations set forth in this Section 5.3, then Cardinal shall be solely responsible for any claims, suits, or liabilities resulting therefrom (including, without limitation, those based on strict liability and joint and several liability), and Cardinal shall

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indemnify, defend and save Adams (including all officers, directors, employees,
Affiliates and agents of Adams) harmless from and against any and all such claims, suits, and liabilities; and (b) Cardinal shall indemnify, defend and save Adams (including all officers, directors, employees, Affiliates and agents of Adams) harmless from and against any and all claims, suits, and liabilities which arise directly or indirectly from the storage, release, transportation or disposal of chemicals, raw materials, product, waste or any other substance by Cardinal and/or any Cardinal contractor. Notwithstanding the foregoing, Adams shall (x) be solely responsible for any claims, suits, or liabilities resulting from any violation of any health, safety and environmental laws, statutes, ordinances, regulations, rules, permits and pronouncements in respect of its disposal of any and all waste generated by it (including, without limitation, any claim, suit or liability based on strict liability and joint and several liability) which occurred prior to the Closing (as defined in the Asset Purchase Agreement), and (y) indemnify, defend and save Cardinal (including all officers, directors, employees, Affiliates and agents of Cardinal) harmless from and against any and all such claims, suits, and liabilities and against any and all claims, suits, and liabilities which arise directly or indirectly from the storage, release, transportation or disposal of chemicals, raw materials, product, waste or any other substance by Adams and/or any Adams contractor which occurred prior to the Closing (as defined in the Asset Purchase Agreement).

                   ARTICLE VI - MATERIALS; PRICING ADJUSTMENTS

      6.1 Starting Materials. Adams shall deliver the Starting Materials to Cardinal free of charge to the Facility. Any customs duties and the like arising from importation of any Starting Material to the Facility shall be borne by Adams. The risk of loss or damage of such Starting Materials shall remain with Adams until the Starting Materials are received at the Facility, at which time risk of loss or damage to the Starting Materials shall shift to Cardinal. Cardinal shall be responsible for any loss or damage to the Starting Materials while in Cardinal's custody other than as set forth herein. Adams shall be compensated for losses of any Starting Materials beyond agreed upon yield tolerances, in an amount equal to Adams's actual net cost to acquire such Starting Materials..

      6.2 Raw Materials. Cardinal shall purchase all raw and packaging materials, other than the Starting Materials, necessary to process the Drug Products (the "RAW MATERIALS"), and shall use only those Raw Materials suppliers that are pre-approved by Adams (specifically including any such suppliers identified in the disclosure schedules to the Asset Purchase Agreement). Any new supplier of Raw Materials proposed by Cardinal must be pre-approved in writing by Adams prior to utilizing any such materials sourced from a new supplier in the processing of Drug Products, such pre-approval not to be unreasonably withheld or delayed. All purchases of the Raw Materials shall be made according to the Specifications for each Raw Material component used in the processing of the Drug Products. Cardinal shall purchase and schedule deliveries of the Raw Materials as needed to produce quantities of the Drug Products in accordance with binding Purchase Orders and the forecasts.

      6.3 Pricing Adjustments. Adams and Cardinal shall confer on a regular basis, but no less than annually, to consider whether new technologies or new manufacturing methods may exist which likely would reduce Cardinal's cost of manufacturing the Drug Products. Should any

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such technologies and/or methods be identified, then the parties shall mutually agree upon how to allocate the costs of developing and implementing such technologies and/or methods prior to implementing and/or developing the same. Cardinal shall use commercially reasonable efforts to minimize obsolescence (caused by such new technology) by returning Raw Materials to the sources from which they were acquired, if possible, and employing good faith efforts to use such obsolete Raw Materials for other purposes, if possible. Cardinal shall submit supporting documentation on all claims of obsolescence and statements for reimbursement thereof, and, upon Adams' request, Cardinal shall deliver, at Adams's sole cost and expense, all such Raw Materials to Adams upon reimbursement to Cardinal for the net cost to acquire such obsolete Raw Materials.

                        ARTICLE VII - SHIPPING; PACKAGING

      7.1 Shipping. Title to the Drug Products and all risk of loss or damage to the Drug Products shall be allocated as follows:

      (a) Delivery to Cardinal Affiliate. The parties desire for one of Cardinal's Affiliates located in Grapevine, Texas and/or Lavergne, Tennessee to distribute the Drug Products for Adams. In the event that such Cardinal Affiliate is providing distribution services in respect of the Drug Products, then title to the Drug Products, and all risk of loss or damage in respect thereto, shall pass to Adams upon delivery of the Drug Products CIP (as such term is defined and used in Incoterms 2000, ICC Official Rules for Interpretation of Trade Terms (the "INCOTERMS 2000 RULES") to Cardinal's Affiliate in Grapevine, Texas or Lavergne, Tennessee; it being understood that Cardinal shall pay required insurance costs and the cost of carriage to bring the Drug Products from the Facility to the Cardinal Affiliate location in Grapevine, Texas and that Cardinal and Adams shall each bear fifty percent (50%) of the insurance costs and the cost of carriage to bring the Drug Products from the Facility to the Cardinal Affiliate location in Lavergne, Tennessee.

      (b) Delivery to Third Party. In the event that Adams uses a Third Party to distribute the Drug Products, then title to the Drug Products, and all risk of loss or damage in respect thereto, shall pass to Adams upon delivery of the Drug Products FCA (as such term is defined and used in the Incoterms 2000 Rules) at Cardinal's Facility. Upon the reasonable request of Adams, Cardinal shall arrange for shipment of Drug Products on a freight collect basis at the sole cost and expense of Adams.

Adams will specify its required mode of transportation and the freight forwarder in each Purchase Order. All shipments of the Drug Products shall be accompanied by an invoice, dated as of the date on which delivery of the Drug Products is made to the carrier, listing the number of such Purchase Order, the item number, the quantity and the unit price for the Drug Products, the total invoice amount and such other information as may be required in the relevant Purchase Order or in additional written directions provided by Adams that are not in conflict with the terms of this Agreement. Any shipment of Drug Products shall be in accordance with the Specifications. If Cardinal fails to deliver the Drug Products in the quantities ordered in any Purchase Order within * days of the date specified in such Purchase Order, then Adams shall be entitled, as liquidated damages, and not a penalty, to a discount of * percent (*%) off

--------------
* Omitted information is the subject of a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933 and has been filed separately with the Securities and Exchange Commission.

the price of the late-delivered Drug Products for each week that delivery is delayed, up to a maximum discount of * percent (*%).

      7.2 Packaging. Cardinal shall ship and deliver the Drug Products in such containers and primary and secondary packaging and with such container closure system and labeling as set forth in, and in compliance with, the Specifications. All printed components for Drug Products shall be in accordance with the artwork and content thereof approved by Adams in writing. Adams shall have the right to require any special or varied packaging or labeling that it believes is reasonably necessary to meet any regulatory requirements. Should any component of any Drug Product packaging or labeling be rendered obsolete by artwork or other Specification changes, Adams shall reimburse Cardinal at actual procurement cost for any components affected by such changes which have been purchased to enable Cardinal to fulfill its obligations with respect to the most recent forecast estimate. Any such costs relating to obsolescence shall be factored into the Cost of Goods sold.

                   ARTICLE VIII - RECORDS; TESTING; INSPECTION

      8.1 Records. Cardinal shall make available to Adams all processing records, documentation and information reasonably requested by Adams: (a) to assist Adams in determining whether any delivery complies fully with the Specifications and the requirements of this Agreement ; (b) to assist Adams in obtaining any and all regulatory approvals necessary to market the Drug Products; and (c) to enable Adams to comply with any statutory or regulatory requirements, or with a request by any governmental or regulatory authority. Before, during and after manufacturing of each Batch hereunder, Cardinal shall, with respect to such manufacturing: (i) record and keep on file all Batch Records (as hereinafter defined) documentation, as well as samples of materials supplied by Adams or Cardinal and used in manufacturing the Drug Products; (ii) monitor, record and retain documentation of the manufacturing conditions and environment; and (iii) keep such records for such periods of time as are required in the Specifications, the cGMPs and any other legal requirements. For purposes hereof, "BATCH RECORDS" means an analytical report (Certificate of Analysis) that Cardinal agrees to warrant as accurate to a reasonable degree of scientific certainty, a quality assurance yield analysis, quality assurance assay release report, and a copy of all production mix change/deviations and/or quarantine reports, if used, all prepared in conformance with the cGMPs.

      8.2 Testing. Cardinal shall test or cause to be tested as set forth on Exhibit B each Batch of the Drug Products produced pursuant to this Agreement before delivery to Adams. Following Adams' receipt of the Drug Products, Adams may, at its cost and expense, test samples of each Batch of the Drug Products to confirm that all the applicable standards and requirements contained in the Specifications have been met.

      8.3 Inspection; Acceptance. Adams shall accept any delivery of Drug Products hereunder unless Adams determines in its reasonable opinion that the delivery does not comply with the terms of the relevant Purchase Order, the Specifications, and with the requirements of this Agreement. Adams shall inspect all Drug Products delivered hereunder within thirty (30) days of its receipt of the Drug Products and all required documentation. Adams shall provide Cardinal with written notice of its acceptance or rejection of the delivery within thirty
(30) days

----------

* Omitted information is the subject of a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933 and has been filed separately with the Securities and Exchange Commission.

of receipt of the Drug Products and all required documentation. Any notice of rejection shall specify the reason(s) therefor. Except in the event of any investigation, corrective action or retesting of a delivery, should Adams fail to provide Cardinal with written notice of its acceptance or rejection of the delivery within thirty (30) days of receipt of the Drug Products and all required documentation, then the delivery shall be deemed to have been accepted by Adams on the thirtieth (30th) day after delivery. If Adams so notifies Cardinal that any such delivery, or any part thereof, is rejected, then, at Adams' option and as its sole remedy, (a) Cardinal shall, at no additional charge, deliver replacement Drug Products to Adams as soon as reasonably practicable thereafter (but, in any event, within ninety (90) days after the initial notification by Adams); or (b) refund to Adams any amounts paid to Cardinal in connection with such rejected delivery; it being understood that any costs incurred by Cardinal associated with rejected Drug Products shall not be included in the Cost of Goods except as set forth in Section 8.4.

      8.4 Rejection. In the event that there is a dispute as to the justification for the rejection of any Batch of the Drug Products by Adams pursuant to Section 8.3 hereof, after sixty (60) calendar days of analysis and good faith negotiations, if the parties have failed to agree that such rejection was justified, then the parties shall employ Quintiles Laboratories, located in Kansas City, Missouri (the "INDEPENDENT LABORATORY") to resolve the matter. The parties hereto agree that the employment of the Independent Laboratory and the process of determining whether the rejection of any Drug Product was justified shall operate independently of, and in parallel with, Section 8.3 of this Agreement. Such Independent Laboratory shall test samples of the rejected Drug Product and review records and test data previously developed by the parties relating to the Drug Product to ascertain whether the Drug Product was actually off-Specification and/or the root basis for the alleged failure of such Drug Product to meet the Specifications. The findings of the Independent Laboratory shall be binding on both parties. If the Drug Product is found to be within Specifications, or the reason that the Drug Product was found to be off-Specification was the result of Adams' negligence, Adams shall pay the costs of the tests and the Independent Laboratory and, for the purposes of paying Cardinal, shall be deemed to have accepted the Batch in question (in addition to the costs of the replacement Drug Product) and shall pay to Cardinal the cost of the wrongfully rejected Drug Product with interest as provided for in Section
9.1 accruing from the date that payment was originally due on such Drug Product.. If the Drug Product was found to be off-Specification as a result of manufacturing, or was otherwise the result of Cardinal's negligence or failure to comply with Cardinal's representations and warranties under Section 11.1, Cardinal shall pay the costs of the tests and the Independent Laboratory, and, at Adams' option, the costs of preparing, inspecting, packaging and delivering to Adams the replacement Drug Product.

                       ARTICLE IX - FEES AND TERMS OF SALE

      9.1 Payment. In consideration of the satisfactory manufacture and delivery to Adams of the ordered quantities of the Drug Products, Adams shall pay Cardinal for all Drug Products accepted by Adams pursuant to Section 8.5 of this Agreement in accordance with the terms and conditions set forth in Exhibit C hereto and subject to adjustment in accordance with this Agreement. All payments under this Agreement shall be payable by wire transfer of immediately available funds to such account as the receiving party shall designate in writing to the paying party. In the event that any payment due under this Agreement is not made when due, the amount due shall accrue interest beginning on the fifth (5th) day following the date on which such payment was due, calculated at the annual rate equal to the higher of one percent (1.0%) per month or two percent (2%) above the thirty
(30)-day LIBOR for U.S. dollars reported in the Wall Street Journal for the due date, calculated from the due date until paid in full. Such payment when made shall be accompanied by all interest so accrued.

      9.2 Taxes. Adams shall bear the cost of any taxes of any kind, nature or description whatsoever applicable to the sale of any Drug Products by Cardinal to Adams (except for any taxes based upon the income of Cardinal or its employees), unless Adams is exempt from such taxes and provides to Cardinal, at the time of the submission of any Purchase Order, tax exemption certificates or permits acceptable to the appropriate taxing authorities.

      9.3 Inconsistent Terms. Purchase Orders and invoices issued pursuant to this Agreement and any other directions or instructions issued by either Adams or Cardinal shall be consistent with this Agreement, and any additional terms or conditions stated in any such Purchase Orders, invoices or other directions or instructions shall not be binding upon the parties hereto unless separately agreed to by the receiving party in writing. In the event of an inconsistency between any such Purchase Orders, invoices or other directions or instructions and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail.

                    ARTICLE X- RIGHT OF INSPECTION AND AUDIT

      10.1 Inspections. During the term of this Agreement, duly-authorized employees, agents and representatives of Adams shall be granted access upon at least twenty-four (24) hours prior notice and at reasonable times during regular business hours to only the portion of the Facility or any Alternate Facility, as the case may be, where Cardinal manufactures the Drug Products for the purpose of inspecting and verifying that Cardinal is manufacturing, packaging, storing, disposing of and transporting the Drug Products in accordance with cGMPs and the Specifications. For purposes of this Section 10.1 and Section 10.2, duly-authorized agents and representatives shall be required to sign Cardinal's standard Confidential Disclosure Agreement prior to being allowed access to Cardinal's Facility or any Alternate Facility. Adams representatives shall have no responsibility for supervision of Cardinal employees performing the manufacture, packaging, storage, disposal or transportation operations themselves. The inspection rights set forth in this Article X are for the purpose of determining Cardinal's compliance with the terms of this Agreement. Cardinal shall make available to Adams all records and reports pursuant to
Section 8.1. Such records and reports shall be subject to the confidentiality obligations under Section 2.3 of this Agreement. Upon reasonable prior written notice to Cardinal, Adams shall have the right to conduct inventory reconciliation audits and other audits in respect of any Starting Materials as reasonably required for its internal control, at Adams' sole cost and expense, and at times reasonably acceptable to Cardinal so as to avoid any disruption to Cardinal's business operations at the Facility or Alternate Facility. If, as a result of any such inspection, Adams concludes that Cardinal is not in material compliance with any of its obligations hereunder, it shall so notify Cardinal in writing, specifying such areas of noncompliance in reasonable detail. Cardinal shall provide to Adams, within thirty (30) days of Adams' request, a written response to Adams' notice including, if applicable, an action plan for those areas of material noncompliance with which Cardinal agrees, or in the alternative a written statement setting forth Cardinal's disagreement with Adams's conclusion that there has been noncompliance.

      10.2 Inspections by Regulatory Authorities. Cardinal shall inform Adams in writing within twenty-four (24) hours of any notification to Cardinal of any site visits to Cardinal's Facility, or Alternate Facility, as the case may be, by the FDA, state or federal regulatory agencies or any other governmental or regulatory agency, relating, directly to the manufacture of the Drug Products, and shall provide to Adams all materials or the portion thereof directly related thereto. For routine inspections, Adams shall have no right to participate in any site visits. In the event of a pre-approval inspection related to a New Drug Product, Adams shall have the option of participating in any site visit by any governmental or regulatory agency, if the site visit relates directly to the manufacturing, storage, disposal and transportation of the Drug Products. Should Adams not participate in the site visit, Cardinal shall report in writing the results of the visit to Adams within seven (7) days of the occurrence thereof. In the event that any such governmental or regulatory agency finds that the site is deficient or unsatisfactory in any respect, Cardinal shall cure all material deficiencies within such cure period as ordered by the government or regulatory agency. If all deficiencies are not cured within the required time frame, Adams shall have the option to immediately terminate this Agreement, without liability.

      10.3 Audits.

      (a) By Adams. Adams shall have the right, without cause, no more than one
(1) time in any twelve (12) month period upon reasonable notice and during normal business hours, to review records of Cardinal at the Facility, or to have a third-party consultant review such records of Cardinal, as may be necessary to verify the accuracy of the amounts invoiced to Adams hereunder; provided, however, that Adams shall have additional rights of review and audit as shall be necessary to the extent that Adams shall have a reasonable basis and need for such additional reviews and audits. Should such review disclose any overpayment by Adams, then, at Adams' option, Cardinal shall either refund to Adams the amount of such overpayment, or issue to Adams a credit in the amount of such overpayment. Adams shall pay all fees of the accountants or other personnel performing such verification unless it discloses any overstatement of amounts invoiced of more than two percent (2%), in which case Cardinal shall bear all reasonable costs of the audit.

      (b) By Cardinal. Cardinal shall have the right, without cause, no more than one (1) time in any twelve (12) month period upon reasonable notice and during normal business hours, to review such records of Adams, or to have a third-party consultant review such records of Cardinal, as may be necessary to verify the accuracy of the amounts paid by Adams to Cardinal hereunder; provided, however, that Cardinal shall have additional rights of review and audit as shall be necessary to the extent that Cardinal shall have a reasonable basis and need for such additional reviews and audits. Should such review disclose any underpayment by Adams, then, at Cardinal's sole option, Adams shall either pay to Cardinal the amount of such underpayment, or Cardinal may setoff the amount of such overpayment against any amounts owed by Cardinal or one of its Affiliates to Adams or one of its Affiliates. Cardinal shall pay all fees of the accountants or other personnel performing such verification unless it discloses any understatement of amounts invoiced of more than two percent (2%), in which case Adams shall bear all reasonable costs of the audit.

                             ARTICLE XI - WARRANTIES

      11.1 Cardinal Warranties. Cardinal represents and warrants that:

      (a) subject to Section 11.4, at the time of shipment hereunder, the Drug Product supplied by it hereunder shall meet the Specifications

      (b) subject to Section 11.4, the Drug Product supplied by it hereunder shall be manufactured in accordance with cGMPs and the Specifications;

      (c) subject to Section 11.4, it shall perform its obligations hereunder in compliance with all applicable federal, state and local laws and regulations, including without limitation the Act, FDA's then cGMPs, and any and all health, safety and environmental laws and regulations applicable to Cardinal's operations and performance hereunder;

      (d) all Drug Products furnished to Adams hereunder shall have been manufactured in all material respects in accordance with the terms of the Quality Agreement;

      (e) the title conveyed on all Drug Products furnished to Adams hereunder shall be good, and its transfer rightful, and the Drug Products shall be delivered free from any security interest or other lien or encumbrance, other than claims for payment under Section 9.1 hereof, provided that Cardinal makes no representation with respect to any lien or other encumbrance relating to Starting Materials delivered to Cardinal to be held on consignment;

      (f) it owns the its intellectual property or has the right to use its intellectual property in the course of its performance hereunder (provided, however, that Cardinal makes no representation regarding the Transferred Know-How (as defined in the Asset Purchase Agreement)); and

      (g) it is free to enter into this Agreement; and, it has, and will continue to have, the legal power, authority and right to perform its obligations hereunder.

THE LIMITED WARRANTY SET FORTH IN THIS SECTION 11.1 IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY AND ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. EXCEPT FOR THE WARRANTIES EXPRESSED IN THIS SECTION 11.1, CARDINAL MAKES NO OTHER WARRANTY, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DRUG PRODUCT. IN ADDITION, CARDINAL HEREBY DISCLAIMS LIABILITY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES FOR BREACH OF ANY EXPRESS OR IMPLIED WARRANTY, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY AND ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO DRUG PRODUCT.

      11.2 Adams Warranties. Adams represents and warrants that:

      (a) the Starting Materials supplied by it hereunder shall meet the Specifications;

      (b) it shall perform its obligations hereunder in compliance with all applicable federal, state and local laws and regulations, including without limitation the Act, FDA's then cGMPs, and any and all health, safety and environmental laws and regulations applicable to its performance hereunder;

      (c) it has, and shall have, good, complete and valid rights to the Drug Products and Starting Materials. To its knowledge, after reasonable due diligence, there are no patents owned by others related to the Starting Materials or Drug Products which would be infringed or misused by Cardinal's performance of the Agreement and, to its knowledge, no trade secrets or other proprietary rights of others related to the Starting Materials or Drug Products which would be infringed or misused by Cardinal's performance of this Agreement;

      (d) the title conveyed on all Starting Materials furnished to Cardinal hereunder shall be good, and its transfer rightful, and the Starting Materials shall be delivered free from any security interest or other lien or encumbrance; and

      (e) it owns its intellectual property or has the right to use its intellectual property in the course of its performance hereunder; and

      (f) it is free to enter into this Agreement; and, it has, and will continue to have, the legal power, authority and right to grant the exclusive rights set forth in Section 3.1 hereof and to perform its obligations hereunder.

THE LIMITED WARRANTY SET FORTH IN THIS SECTION 11.2 IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY AND ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. EXCEPT FOR THE WARRANTIES EXPRESSED IN THIS SECTION 11.2, ADAMS MAKES NO OTHER WARRANTY, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DRUG PRODUCTS. IN ADDITION, ADAMS HEREBY DISCLAIMS LIABILITY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES FOR BREACH OF ANY EXPRESS OR IMPLIED WARRANTY, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY AND ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE DRUG PRODUCTS.

      11.3 Recalls. In the event (a) any government authority issues a request, directive or order that any Drug Product be recalled, or (b) a court of competent jurisdiction orders such a recall, or (c) Adams reasonably determines after consultations with Cardinal that a Drug Product should be recalled because the Drug Product does not conform to the Specifications, the parties shall take all appropriate corrective actions. Cardinal shall be responsible for Cardinal's and Adams' expenses of the recall to the extent such recall results from the breach of Cardinal's warranties under this Agreement, PROVIDED, HOWEVER, CARDINAL SHALL NOT BE

LIABLE IN ANY EVENT FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST REVENUES OR PROFITS OR DAMAGES TO BUSINESS REPUTATION RESULTING FROM SUCH RECALL. Adams shall be responsible for all Adams' and Cardinal's expenses of the recall to the extent that such recall results from a cause other than Cardinal's breach of its warranties under this Agreement, PROVIDED, HOWEVER, ADAMS SHALL NOT BE LIABLE IN ANY EVENT FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST REVENUES OR PROFITS OR DAMAGES TO BUSINESS REPUTATION RESULTING FROM SUCH RECALL. In the event that such recall results from the joint negligence of Adams and Cardinal, each party shall be responsible for the expenses of recall in direct proportion to each party's percentage of fault as determined jointly by the parties, PROVIDED, HOWEVER, THAT NEITHER PARTY SHALL BE LIABLE IN ANY EVENT FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST REVENUES OR PROFITS OR DAMAGES TO BUSINESS REPUTATION RESULTING FROM SUCH RECALL. In the event of an FDA-initiated nationwide recall where the scope of the recall is directed at all products containing any of the active ingredients in the Drug Product and where the purpose of such recall is not attributable to the fault of either Adams or Cardinal, Adams shall be responsible for all Adams and Cardinal expenses of the recall, PROVIDED, HOWEVER, THAT NEITHER PARTY SHALL BE LIABLE IN ANY EVENT FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST REVENUES OR PROFITS OR DAMAGES TO BUSINESS REPUTATION RESULTING FROM SUCH RECALL. For the purposes of this Agreement, the expenses of recall shall include, without limitation, the expenses of notification or destruction or return of the recalled Drug Product and Adams' or Cardinal's total, unrecoverable, actual, internal costs for manufacturing and shipping the Drug Product that was later subject to recall.

      11.4 Transition. As contemplated by Section 1.3.1(c) of the Asset Purchase Agreement, the parties acknowledge that upgrades to the Facility located in Fort Worth may be required. Accordingly, it is acknowledged that Cardinal's warranties as of the Effective Date shall be limited to manufacturing Drug Products at the Fort Worth Facility in accordance with the same standards to which such Drug Products were manufactured by Adams during the period from January 1, 2004 through the Effective Date. Thereafter during the Term, as and when upgrades to the Fort Worth Facility are implemented and improvements to the manufacturing process are mutually approved and implemented, Cardinal shall warrant that Drug Products supplied at the Fort Worth Facility hereunder are manufactured in accordance with the then-applicable Specifications. After the date that mutually approved improvements to the manufacturing process are implemented, but in any event no later than the second anniversary of the Closing under the Asset Purchase Agreement (or, in the case of improvements that require the cooperation of Adams and/or the approval of regulatory authorities, such later date as necessary to obtain such cooperation and/or approval), the warranties in Section 11.1(a), (b) and (c) shall no longer be qualified by this
Section 11.4.

                    ARTICLE XII - INDEMNIFICATION; INSURANCE

      12.1 Indemnity by Cardinal. Cardinal shall indemnify and hold Adams, Adams' Affiliates, their agents, employees, officers, directors and permitted successors and assigns (collectively, the "ADAMS INDEMNITEES") harmless from and against any and all liabilities, losses, claims, demands, damages, costs, expenses, settlement made or reasonably approved by Cardinal, royalty fees, and judgments (including reasonable attorneys' fees and other costs of litigation), however caused and/or on any theory of liability (collectively, "CLAIMS"), incurred by or rendered against the Adams Indemnitees for personal injury, sickness, disease or death or other damages which arise out of:

      (a) the negligence or intentional misconduct of Cardinal with respect to its activities and those of the Cardinal Indemnitees (as defined in Section 12.2 below) under this Agreement, including, but not limited to its manufacturing, handling and delivery of Drug Product, except to the extent such Claims result from the breach, negligence or intentional misconduct of Adams or the Adams Indemnitees;

      (b) the breach by Cardinal of its warranty obligations under this Agreement;

      (c) any Claim regarding a work-related injury to any Cardinal employee;

      (d) any Claim that any of Cardinal's intellectual property (excluding Transferred Know How) infringes any patent, trade secret, trademark, copyright, or other proprietary interest; and/or

      (e) any other action or omission by Cardinal or the Cardinal Indemnitees relating to this Agreement, or breach by Cardinal of its obligations under this Agreement.

      12.2 Indemnity by Adams. Adams shall indemnify and hold Cardinal, Cardinal's Affiliates, their agents, employees, officers, directors and permitted successors and assigns (collectively, the "CARDINAL INDEMNITEES") harmless from and against any and all Claims incurred by or rendered against the Cardinal Indemnitees for personal injury, sickness, disease or death or other damages which arise out of:

      (a) the packaging, use, sale or other distribution of Drug Product by Adams, or any Adams Indemnitee or licensee, including, without limitation, any personal injury or product liability claims (under any theory of product liability, including, but not limited to, actions in the form of tort, warranty or strict liability); except to the extent that any of the foregoing results from the breach, negligence or intentional misconduct of Cardinal or the Cardinal Indemnitees;

      (b) the breach by Adams of its warranty obligations under this Agreement;

      (c) any other action or omission by Adams or the Adams Indemnitees relating to this Agreement, or breach by Adams of its obligations under this Agreement;

      (d) any Claim regarding a work-related injury to any Adams employee;

      (e) any Claim that any Starting Materials, Drug Products or Adams Intellectual Property or Transferred Know How infringes any patent, trade secret, trademark, copyright, or other proprietary interest; and/or

      (f) any actions, errors, omissions, misrepresentations, or breach of obligations made by or on behalf of Adams or the Adams Indemnitees relating to any documentation provided to and/or required by U.S. Customs Service or comparable foreign agencies relating to the Drug Product.

      12.3 Cooperation. Adams and Cardinal agree to cooperate with each other in the defense of any claims made by Third Party(ies) to which this Article XII applies. If either of the parties wishes to exercise its right to be indemnified under Sections 12.1 and 12.2, such rights will be subject to the party seeking indemnity:

      (a) promptly notifying the indemnifier of the claim to be indemnified;

      (b) allowing the indemnifier, if the indemnifier so requests, to conduct and control (at the cost and expense of the indemnifier) the defense of such a claim and any related settlement negotiations; and

      (c) affording all reasonable assistance to the indemnifier (at the cost and expense of the indemnifier) and making no admission prejudicial to the defense of such a claim.

      12.4 Lost Profits; Damage to Business Reputation. IN NO EVENT SHALL ADAMS OR CARDINAL BE LIABLE TO THE OTHER FOR LOST PROFITS, OR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL OR INDIRECT DAMAGES OR DAMAGES TO BUSINESS REPUTATION.

      12.5 Insurance.

      (a) During the Term of this Agreement, Cardinal shall obtain and maintain the following insurance with limits not less than those specified below:

            (i) Commercial General Liability insurance with a limit of Five Million Dollars ($5,000,000) per occurrence;

            (ii) Products and Completed Operations Liability insurance with a limit of Five Million Dollars ($5,000,000) per occurrence;

            (iii) Worker's Compensation and Employers Liability Insurance with statutory limits for Workers' Compensation and Employers' Liability limits of One Million Dollars ($1,000,000) per accident; and

            (iv) Professional Services Liability insurance with a Two Million Dollar ($2,000,000) limit per claim.

      In lieu of insurance, Cardinal may self-insure any or a portion of the required insurance. In the event that any of the required policies of insurance are written on a claims-made basis, then such policies shall (i) be maintained during the entire term of this Agreement and (ii) be maintained for a period of not less than three (3) years following the termination or expiration of this Agreement. Cardinal shall waive subrogation rights against Adams for workers' compensation benefits and shall obtain a waiver from any insurance carriers with which Cardinal carries workers' compensation insurance releasing their subrogation rights against Adams. Adams shall be named as an additional insured under the Commercial General Liability and Products and Completed Operations Liability insurance policies as respects Adams's liability for damages arising from the services provided under this Agreement. Such additional insured status shall end upon the termination or expiration of this Agreement unless the policies are written on a claims-made basis when such additional insured status will continue for the period of time Cardinal is required to maintain such insurance under the terms of this Agreement. Cardinal shall furnish certificates of insurance to Adams evidencing the required insurance and additional insured status as soon as practicable after the Effective Date and within thirty (30) days after renewal of such policies. Such certificates shall state that Cardinal's insurers will endeavor to provide thirty (30) days written notice of any cancellation prior to the policy(ies) expiration date(s). Each insurance policy that is required under this Section 12.5(a) shall be obtained from an insurance carrier with an A.M. Best rating of at least A-VII.

      (b) During the Term of this Agreement, Adams shall obtain and maintain the following insurance with limits not less than those specified below:

            (i) Commercial General Liability insurance with a limit of Five Million Dollars ($5,000,000) per occurrence;

            (ii) Products and Completed Operations Liability insurance with a limit of Five Million Dollars ($5,000,000) per occurrence;

            (iii) Worker's Compensation and Employers Liability Insurance with statutory limits for Workers' Compensation and Employers' Liability limits of One Million Dollars ($1,000,000) per accident; and

            (iv) All Risk Property Insurance, including transit coverage, in an amount equal to full replacement value covering Adams's property while it is at Cardinal's Facility or in transit to or from Cardinal's Facility.

      In the event that any of the required policies of insurance are written on a claims-made basis, then such policies shall (i) be maintained during the entire term of this Agreement, (ii) be maintained for a period of not less than three (3) years following the termination or expiration of this Agreement. Adams shall waive subrogation rights against Cardinal for workers' compensation benefits and shall obtain a waiver from any insurance carriers with which Adams carries workers' compensation insurance releasing their subrogation rights against Cardinal. Cardinal Health, Inc. and its subsidiaries and affiliates shall be named as additional insureds under the Commercial General Liability and Products and Completed Operations Liability insurance policies as respects Cardinal's liability for damages arising from the services provided under this Agreement. Such additional insured status shall end upon the termination or expiration of this Agreement unless the policies are written on a claims-made basis when such additional insured status will continue for the period of time Adams is required to maintain such insurance under the terms of this Agreement. Adams shall furnish certificates of insurance to Cardinal evidencing the required insurance and additional insured status as soon as practicable after the Effective Date and within thirty (30) days after renewal of such policies. Such certificates shall state that Adams's insurers will endeavor to provide thirty (30) days written notice of any cancellation prior to the policy(ies) expiration date(s). Each insurance policy which is required under this Section 12.5(b) shall be obtained from an insurance carrier with an A.M. Best rating of at least A-VII.

                       ARTICLE XIII - TERM AND TERMINATION

      13.1 Term. Unless earlier terminated as provided for herein, this Agreement shall take effect as of the Closing (as defined in the Asset Purchase Agreement) and shall run for an initial term of ten (10) years ending on March 31, 2014 (the "INITIAL TERM"). This Agreement may be renewed for one or more additional periods of one Contract Year, provided that negotiations for renewal are commenced by the parties at least six (6) months prior to expiration of the Initial Term, or any extension thereof, and the parties agree in writing to terms of renewal no less than six (6) months prior to the expiration of the Initial Term, or any extension thereof. The Initial Term and any renewal period shall be deemed the "TERM" of this Agreement.

      13.2 Termination.

      (a) Cardinal or Adams, as the case may be, shall have the right to immediately terminate this Agreement if: (i) the other party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, or suffers or permits the entry of an order adjudicating it to be bankrupt or insolvent and such order is not discharged within thirty (30) days; (ii) if the other party materially breaches any of the non-monetary provisions of this Agreement or the Commercial Services Agreement and such breach is not cured within thirty (30) days after the giving of written notice, the party claiming the breach shall have the right to terminate this Agreement; (iii) if the other party materially breaches any of the monetary provisions of this Agreement and such breach is not cured within twenty (20) days after the giving of written notice, the party claiming the breach shall have the right to terminate this Agreement; (iv) Cardinal is unable on three (3) consecutive occasions to supply the same Drug Product in accordance with Section
4.2 hereof; (v) Cardinal is unable to cure any supply and/or manufacturing problem in accordance with Section 3.3 hereof within three years of the commencement of such problem; or (vi) if any required license, permit or certificate required of the other party is not approved and/or issued, or is revoked (including, but not limited to the FDA), by any applicable governmental regulatory authority; provided that such other party may no longer appeal such decision or reapply or otherwise pursue such permit, license or certificate.

      (b) Adams shall have the right to terminate this Agreement upon twelve
(12) months prior written notice to Cardinal provided that on or before the termination date, subject to the terms and conditions set forth herein, Adams shall pay Cardinal a termination fee (the

"TERMINATION FEE") equal to the sum of (1) the net book value (as defined below) of the assets acquired under the Asset Purchase Agreement, including any capital improvements to such assets made prior to the effective date of termination, however, subject to appropriate adjustment to the extent that Cardinal has disposed of, replaced or improved upon any assets acquired under the Asset Purchase Agreement, (2) all documented and reasonable costs incurred by Cardinal to terminate such business including without limitation severance costs, and (3) Five Million Dollars ($5,000,000). Upon payment of the Termination Fee, Cardinal will convey to Adams title to all of the equipment and assets included in the calculation of net book value under clause (1) above with appropriate warranties as to title. Adams and Cardinal agree that if Adams terminates this Agreement prior to the expiration of the term, the amount of damages would be difficult to ascertain. Therefore, the parties further agree that the Termination Fee constitutes liquidated damages and is not a penalty. Notwithstanding the foregoing, the obligation to convey assets shall not restrict Cardinal's right to replace or otherwise dispose of such assets; it being understood, however, that any such conveyances or dispositions shall proportionately require adjustments to the net book value calculation under clause (1) above. For purposes of this Section 13.2, net book value shall be determined in accordance with Cardinal's normal carrying values for acquired assets and United States General Accepted Accounting Principles ("GAAP"); provided, however, that such values shall be adjusted to reflect accelerated depreciation taken by Cardinal for billing purposes under this Agreement.

      13.3 Duties Upon Termination.

      (a) Adams' Duties. In the event Adams terminates this Agreement (other than as a result of a breach of this Agreement by Cardinal) or if Cardinal terminates this Agreement under Section 13.2 hereof, Adams will be required to pay Cardinal for the direct cost of all materials, including but not limited to Raw Materials, purchased by Cardinal pursuant to binding Purchase Orders, and all expenses incurred by Cardinal in connection with returning all remaining inventories of the Drug Product and Starting Materials to Adams. Adams shall specify the location in the continental United States to which delivery, at Adams' expense, of the foregoing is to be made.

      (b) Cardinal's Duties. In the event Cardinal terminates this Agreement (other than as a result of a breach of this Agreement by Adams) or if Adams terminates this Agreement under Section 13.2 hereof, Cardinal, at its expense, will be required to return all remaining inventories of the Drug Product to Adams. Adams shall specify the location in the continental United States to which delivery, at Cardinal's expense, of the foregoing is to be made. Proprietary Information exchanged between Adams and Cardinal shall be promptly returned upon termination of the Agreement. In addition, Cardinal shall reimburse Adams for all costs and related out-of-pocket expenses incurred by Adams in obtaining the Drug Products from any Third Party above and beyond the amount Adams would have paid Cardinal for the same Drug Products through the end of the then-current Initial Term or any renewal term, as the case may be, including without limitation, the cost of validating the manufacture and packaging of the Drug Products at a Third Party's facilities. In order to permit Adams to make a smooth transition to a new supplier of the Drug Products, in the event that this Agreement should terminate for any reason, then Adams shall be permitted, in its discretion, to continue to submit Purchase Orders to Cardinal in accordance with Section 4.2, and Cardinal shall continue to supply the Drug Products to Adams in accordance with such Purchase Orders and this Agreement, for a period of one hundred twenty (120) days after the termination of this Agreement, and this Agreement shall remain in effect with respect to such Purchase Orders until the expiration or termination of the Purchase Orders.

      (c)   Profit Sharing.

      (i) If Adams terminates this Agreement pursuant to Section 13.2(b) and pays the Termination Fee, Adams' obligation to share profits from any Drug Products as provided for in Exhibit C shall apply to any saleable inventory or work-in-process manufactured by Cardinal as of the date of termination.

      (ii) If this Agreement is terminated as a result of a breach by Cardinal, then Adams' obligations to share profits from any Drug Products as provided in Exhibit C shall apply to any Drug Products sold during the Initial Term or the applicable renewal term, provided, however, that for purposes of determining Gross Profit under Exhibit C, the Cost of Goods Sold shall be the higher of (A) the amount Adams would have paid Cardinal for the same Drug Products or (B) the actual cost paid by Adams for the Drug Products after the termination date. Cardinal shall offset the profit sharing component against the amounts, if any, payable to Adams under Section 13.3(b) above. However, in no event shall the profit sharing result in a net payment or liability owing from Adams to Cardinal. Adams shall use all commercially reasonable efforts to minimize the actual cost paid by Adams for Drug Products during the period for which Cardinal has obligations under this Section 13.3(c)(ii).

      (iii) If this Agreement is terminated as a result of a breach by Adams, then Adams' obligations to share profits from any Drug Products as provided in Exhibit C shall apply to any Drug --------- Products sold during the Initial Term or the applicable renewal term; provided, however, that for purposes of determining Gross Profit under Exhibit C, the Cost of --------- Goods Sold shall be the amount Adams would have paid Cardinal for the same Drug Products. In addition, if, after a termination as a result of Adams' breach, Adams is able to procure Drug Products at a cost less than the amount Adams would have paid Cardinal for the same Drug Product (the "Third Party Actual Cost"), Cardinal shall be entitled to the difference between the amount Adams would have paid Cardinal for the same Drug Product and the Third Party Actual Cost for the Initial Term or the applicable renewal term.

      13.4 Continuing Obligations. The rights and obligations of each of the parties with respect to payment obligations incurred prior to termination and as set forth in Section 2.1 (second and third sentences only), Section 2.2, Section 2.3, Section 8.1, Article IX, Section 10.3, Article XI, Article XII, Article XIII, Section 14.1, and Section 14.3 of this Agreement shall continue notwithstanding the termination of this Agreement for any reason.

                           ARTICLE XIV - MISCELLANEOUS

      14.1 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey without regard to its conflict of laws provisions.

      14.2 Export of Finished Product. Adams acknowledges that all Drug Products provided by Cardinal hereunder are subject to the U.S. export control laws and regulations. Adams will not export, re-export or otherwise dispose of Drug Product provided pursuant to this Agreement except in strict compliance with the letter and spirit of U.S. export laws and regulations, including but not limited to the laws and regulations administered by the Bureau of Export Administration of the U.S. Department of Commerce, the Office of Foreign Assets Control of the U.S. Department of the Treasury and the Office of Defense Trade Controls of the U.S. Department of State.

      14.3 Notices. Any and all notices provided for shall be sent to the respective parties at the following addresses by certified or registered mail or sent by a nationally-recognized overnight courier service:

      If to Cardinal:  Cardinal Health PTS, LLC
                       14 Schoolhouse Road
                       Somerset, New Jersey 08873
                       Attention: President, Modified Release Technologies Facsimile No.: 732.537.6491

      With a copy to:  Cardinal Health PTS, LLC
                       7000 Cardinal Place
                       Dublin, Ohio 43017
                       Attention: Vice President and Associate General Counsel, Pharmaceutical Technologies & Services
                       Facsimile No.: 614.757.5051

      If to Adams:     Adams Laboratories, Inc.
                       d/b/a Adams Respiratory Therapeutics
                       Colonial Court
                       409 Main Street
                       Chester, New Jersey  07930
                       Attention: Walter E. Riehemann, Esq.,
                       General Counsel
                       Facsimile No.: 908.879.9784

      With a copy to:  Kelley Drye & Warren LLP
                       200 Kimball Drive
                       Parsippany, New Jersey  07054
                       Attention:  Christopher G. FitzPatrick, Esq.

                       Facsimile No.: 973.503.5950

or to such other addresses as may be subsequently furnished by one party to the other in writing. Any such notice shall be deemed effective from the date of mailing.

      14.4 Dispute Resolution. If there is a dispute, controversy or claim arising out of or related to this Agreement, including but not limited to any claim of breach, termination or invalidity (any such controversy, claim, or dispute, a "DISPUTE"), the parties hereto shall use good faith efforts to attempt to resolve such claim in accordance with this Section 14.4. The parties will promptly seek to resolve any such claim by negotiations between executives of the parties and an authorized representative of each party shall meet at least once to attempt to resolve any such dispute. Either party may initiate this procedure by requesting the other to meet within fifteen days after the date of such request, with such meeting to be held in Morristown, New Jersey, or such other location as may be mutually agreed. If the dispute is not resolved within twenty (20) days after the initial meeting, the parties agree first to try in good faith to settle the dispute by mediation administered by the CPR Institute for Dispute Resolution under its Commercial Mediation Rules before resorting to arbitration, litigation, or some other dispute resolution procedure. If the dispute has not been resolved pursuant to such mediation within sixty (60) days after the commencement of mediation, or if either party will not participate in mediation, then either party may initiate litigation. Nothing herein shall restrict the right of a party to seek a preliminary injunction or other judicial relief if in that party's judgment such judicial proceedings are necessary or appropriate to avoid irreparable damage. All applicable statutes of limitation shall be tolled while the procedures specified in this Section 14.4 are pending. The parties will take all such actions, if any, which may be necessary or appropriate to effectuate such tolling.

      14.5 Equitable Relief. Notwithstanding the foregoing, the remedy at law for any breach of the provisions of this Agreement may be inadequate, and, accordingly, an aggrieved party seeking equitable relief or remedies for such a breach shall have the right and is hereby granted the privilege, in addition to all other remedies at law or in equity, to proceed directly in a court of competent jurisdiction to seek temporary or preliminary equitable relief.

      14.6 Partial Invalidity. In the event one or more terms of this Agreement are found to violate the provisions of any applicable statute, law or regulation, the parties hereto shall negotiate in good faith to modify this Agreement, but only to the extent necessary to make this Agreement valid and enforceable, having full regard for applicable laws and the intent and purposes of the parties entering into this Agreement.

      14.7 Independent Contractor. The parties hereto are independent contractors under this Agreement and neither of the parties hereto shall have any right or authority to assume or create any obligations on behalf of, or in the name of any other party hereto or to bind the other party hereto to any contract, agreement or undertaking with any third party without the written consent of the other party hereto.

      14.8 Entire Agreement. This Agreement (together with the Asset Purchase Agreement, Commercial Services Agreement and Quality Agreement) and all Exhibits constitute the entire agreement between the parties relating to the subject matter of this Agreement, and this Agreement may not be varied except in writing signed by a duly authorized representative of each party. This Agreement may be executed in multiple counterparts, which may be delivered by facsimile, each of which shall have the force and effect of an original.

      14.9 Assignability. Neither party shall assign this Agreement other than to Affiliates; however, in the event of any assignment, performance shall be guaranteed by the assignor in form satisfactory to the other party.

      14.10 Successors and Permitted Assigns. This Agreement shall be binding upon and inure to the benefit of the permitted successors or permitted assigns of Cardinal and Adams respectively.

      14.11 Force Majeure. Each of the parties shall be excused from the performance of its obligations in the event such performance is prevented by a cause beyond the reasonable control of such party, including without limitation, act of God; regulation or law of any government or any agency thereof, including any government, court-ordered or voluntary recall not attributable to the fault of Adams or Cardinal; war; terrorism; insurrection or civil commotion; destruction of production facilities or materials by earthquake, fire, flood or storm; labor disturbance involving non-Cardinal and/or non-Cardinal Affiliate employees; epidemic; or failure of suppliers (which Adams has required Cardinal to use in connection with the performance of its obligations hereunder), public utilities or common carriers. Such excuse shall continue as long as the condition preventing the performance continues, plus thirty (30) days after the termination of such condition. Excused non-performance shall not include any act, omission or circumstance arising from the negligent or willful act of the party claiming excused non-performance, or lying within such party's reasonable commercial ability to prevent.

      14.12 Announcements. Neither party shall, without the other party's prior written consent, make any announcement, press release or other disclosure regarding this Agreement or that any business relationship exists between the parties.

      14.13 Trademarks. Except for use on the Drug Products as provided in the Specifications, Cardinal shall not use Adams' trademarks, service marks, Adams' name or logos on any other goods or products, or on any advertising or promotional materials, without first obtaining the prior written consent of Adams.

      14.14 UN Convention on Contracts. The parties hereby expressly disclaim the application of the UN Convention on Contracts for the International Sale of Goods with respect to this Agreement.

                            [signature page follows]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be entered into by their duly authorized representatives as of the day and year first set forth above.

CARDINAL HEALTH PTS, LLC            ADAMS LABORATORY, INC.
                                    d/b/a
                                    ADAMS RESPIRATORY THERAPEUTICS

By: /s/ Thomas J. Stuart                      /s/ David Becker
    _________________________________     By:_____________________________

Its: President, Modified Release Tech.        Chief Financial Officer
    _________________________________    Its:___________________________

                                                                       EXHIBIT A

                        SPECIFICATIONS FOR DRUG PRODUCTS

                                                                       EXHIBIT B

                 TESTING PERFORMED BY CARDINAL ON DRUG PRODUCTS

                                                                       EXHIBIT C

                                      FEES

            Cardinal shall receive a portion of the Gross Profits of the sale of the Drug Products as further described below:

            (i) "GROSS PROFITS (OR GP)" is defined as follows: Adams' Net Sales, Less Cost of Goods and freight and other logistics costs.

                "COST OF GOODS" means the fully burdened manufacturing costs of Cardinal, determined using the same cost accounting methodology used by Adams as set forth in the financial information referenced in the Asset Purchase Agreement and, to the extent applicable, in accordance with GAAP, and shall expressly include any costs associated with materials rendered obsolete due to a change in Specifications including as provided for in Section 7.2. For the avoidance of doubt, Cost of Goods shall also include the depreciation of the cost of the Thomas Press purchased by Adams and paid for by Cardinal, over a three year period beginning upon the date when the Thomas Press is put into regular use for commercial production. To the extent that Cardinal utilizes one of its Affiliates for manufacture or packaging of Drug Products under this Agreement, Cardinal agrees that there shall be no inter-company mark-up included in the Cost of Goods. The parties hereto agree that after the first Contract Year a scrap materials rate shall be established and adjusted annually for each Drug Product. After the first Contract Year, Cost of Goods shall not include more than the scrap materials rate, except with respect to any materials that are rendered obsolete due to a change in Specifications which shall be taken into account in determining Cost of Goods.

                "NET SALES" means the aggregate amount invoiced by Adams or its Affiliates or any of its sublicensees to a Third Party distributor (who is not a sublicensee), agent, contractor or end user for the sale of the Drug Product
LESS: (a) credits, refunds and allowances separately and actually credited to customers for defective, spoiled, damaged, outdated, and returned products, (b) offered and taken trade volume and cash discounts and rebates (including coupons and government charge-backs) in amounts customary to the trade, (c) sales, excise, value added, turnover, use, and other like taxes, and customs duties, paid, absorbed or allowed excluding net income tax, to the extent invoiced, and
(d) the royalties payable to J-Med Pharmaceuticals, Inc. ("J-MED") for the AlleRx(TM) dose pack product ("ALLERX(TM)"). The amounts of any deductions taken pursuant to clauses (a)-(d) shall be determined from books and records maintained in accordance with GAAP, consistently applied. Net Sales shall not include revenue received by Adams (or any of its Affiliates) from transactions with an Affiliate, where the Drug Product in question will be resold to an independent Third Party distributor, agent or end user by the Affiliate where such revenue received by the Affiliate from such resale is included in Net Sales.

            (ii) Gross Profits from all Drug Products shall be shared as set forth below:

Annual Gross Profit Tier            Adams' Share        Cardinal's Share
------------------------            ------------        ----------------
$*                                        *%                  *%
$*                                        *%                  *%
$*                                        *%                  *%
$*                                        *%                  *%
$*                                        *%                  *%
$*                                        *%                  *%
$*                                        *%                  *%
Over $*                                   *%                  *%

                  The above profit share percentages apply separately to each Gross Profits Tier. For example, if the aggregate Gross Profits from all Drug Products for a Contract Year are $*, then Adams would be entitled to *% of the first $* (i.e., $*) of Gross Profit and to *% of the final $* (i.e., $*), resulting in the Gross Profit being divided as follows: Adams would receive $* and Cardinal would receive $*. For clarification, any royalties or similar payments to Third Parties including in respect of intellectual property rights or contractual obligations (excepting pre-existing royalties payable to J-Med on AlleRx(TM)) shall be solely the responsibility of Adams and shall be payable from Adams' share of the Gross Profits described above and shall not be included in the calculation of Cost of Goods or Net Sales.

            (iii) Cardinal shall receive annual minimum payments (which are fully creditable against Cardinal's share of Gross Profits) for each of the first three Contract Years, as follows:

Year 1           $4 million
Year 2           $3 million
Year 3           $3 million

For interim billing purposes, Cardinal will bill Adams for each shipment of the Drug Products in accordance with Cardinal's standard billing practices at Cost of Goods (including a prorated portion of the charge for the Thomas Press) multiplied by the following factors:

Year 1                     *%
Year 2                     *%
Year 3 and after           *%

            (iv) At the end of each calendar quarter, a true-up calculation will be made and the applicable party will be compensated for the shortfall or excess difference between the required share of Gross Profit and what has been billed to Adams, provided that if the amount billed to Adams exceeds the amount properly required to be paid, the excess will be reflected as an adjustment on invoices for the next period(s) rather than resulting in a refund payable to Adams.

---------
* Omitted information is the subject of a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933 and has been filed separately with the Securities and Exchange Commission.

            (v) It is understood that while the above amounts and percentages are based on annual values, there will be adjustments to accommodate quarterly profit share calculations and payments.

            (vi) Each party shall have the right to periodically engage a mutually agreed independent accounting firm to audit the other party's records for purposes of determining compliance with this Exhibit C.

            (vii) Cardinal shall supply Adams with samples of the Drug Products (including D and DM) at a price equal to the Cost of Goods to manufacture such samples provided that the volume of such samples provided by Cardinal does not exceed * percent (*%) of the total volume of such Drug Product manufactured by Cardinal under this Agreement on an annual basis (the "SAMPLE FLOOR"). The price for any samples of such Drug Products that exceed the Sample Floor shall be an amount equal to (a) * multiplied by (b) Cardinal's Cost of Goods to manufacture such Drug Products. For clarification, the Drug Product constitutes a sample only if it is conspicuously marked as such in accordance with the applicable Specifications and is not marketed or sold by Adams, its Affiliates or sublicenses for commercial sale.

---------
* Omitted information is the subject of a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933 and has been filed separately with the Securities and Exchange Commission.